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                                                                     EXHIBIT 8.1

                               September 25, 2000

Shaffer Asset Management, Inc.
70 West Red Oak Lane
White Plains, NY  10604

         Re:      Registration Statement on Form S-1

Ladies and Gentlemen:

         We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of a registration statement on Form S-1 on or about September 25, 2000 (the "Registration Statement") relating to units of limited partner interest in Shaffer Diversified Fund, LP, a Delaware limited partnership (the "Partnership").

         We have reviewed such data, documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion, including the Registration Statement and the Agreement of Limited Partnership dated as of August 29, 2000 (the "Limited Partnership Agreement"). We have assumed that the Registration Statement and the Limited Partnership Agreement contain an accurate and complete description of all facts and circumstances relevant to the activities of the Partnership and that the activities of the Partnership will be conducted in accordance with the terms of the Limited Partnership Agreement.

         Based upon the foregoing, we hereby confirm our opinion expressed under the caption "Federal Income Tax Considerations" in the prospectus included within the Registration Statement that the Partnership will be treated as a partnership for federal income tax purposes in any taxable year as long as 90 percent or more of the Partnership's gross income for such year consists of "qualifying income" as defined in Section 7704 of the Internal Revenue Code of 1986, as amended.

         We also advise you that in our opinion the description set forth under the caption "Federal Income Tax Considerations" in the prospectus correctly describes, subject to the uncertainties referred to therein, the material aspects as of the date of this opinion of the federal income tax treatment to an individual taxpayer who is a United States resident of an investment in the Partnership.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

                                Very truly yours,

                                /s/ McDermott, Will & Emery